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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

(Amendment No. 4)[1]
New Century Financial Corporation

(Name of Issuer)
Common Stock

(Title of Class of Securities)
64352 D 10 1
(CUSIP Number)

(Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which this Schedule is filed:

        / /      Rule 13d-1(b)

        / /      Rule 13d-1(c)

        /x/      Rule 13d-1(d)

        1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    64352 D 10 1

(1)	Names of Reporting Persons. I.R.S. Identification No. of above persons (entities only).
Robert K. Cole

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group*	(b)	/ /
Not applicable

(3)	Sec Use Only

(4)	Citizenship or Place of Organization
United States

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power
1,298,355

		(6)	Shared Voting Power
0

		(7)	Sole Dispositive Power
1,298,355

		(8)	Shared Dispositive Power
0

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
1,298,355

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares / /
Not Applicable

(11)	Percent of Class Represented by Amount in Row (9)
6.3%

(12)	Type of Reporting Person*
IN

* SEE INSTRUCTIONS BEFORE FILLING OUT

ITEM 1.

(a)	Name of Issuer:
New Century Financial Corporation

(b)	Address of Issuer's Principal Executive Offices:
18400 Von Carman, Suite 1000 Irvine, CA 92612

ITEM 2.

(a)	Name of Person Filing:
Robert K. Cole

(b)	Address of Principal Business Office or, if none, Residence:
c/o New Century Financial Corporation 18400 Von Karman, Suite 1000 Irvine, CA 92612

(c)	Citizenship:
United States

(d)	Title of Class of Securities:
Common Stock

(e)	CUSIP Number:
64352 D 10 1

ITEM 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable

ITEM 4. OWNERSHIP

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:
1,298,355

(b)	Percent of class:

6.3%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote:
1,298,355

	(ii)	Shared power to vote or to direct the vote:

0

	(iii)	Sole power to dispose or to direct the disposition of:
1,298,355

	(iv)	Shared power to dispose or to direct the disposition of:
0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        Not applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

ITEM 10. CERTIFICATION.

         Not applicable

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 2002
Date

/s/ Robert K. Cole
Signature

Robert K. Cole
Name/Title

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SIGNATURE